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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 8, 1997, relating to the financial statement of Marsico Focus Fund and Marsico Growth & Income Fund which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Experts" in such Statement of Additional Information and "Independent Accountants" in such Prospectus.



PRICE WATERHOUSE LLP

Denver, Colorado
December 8, 1997